Exhibit 1

NOTE ON JAPANESE GAAP FINANCIAL STATEMENTS OF DEVELOPMENT BANK OF JAPAN

Since the fiscal year ended March 31, 2001, Development Bank of Japan (“DBJ”) has prepared and made public financial statements prepared in accordance with accounting principles and practices generally accepted for commercial enterprises in Japan (Japanese GAAP), in addition to preparing the statutory financial statements in accordance with the Development Bank of Japan Law and regulations thereunder. DBJ’s Japanese GAAP financial statements consist of balance sheets, statements of operations, statements of cash flows, statements of equity, and accompanying notes, all presented in accordance with Japanese GAAP and available in English as well as in Japanese (see Exhibit 4 to this Amendment No. 4 to the Annual Report on Form 18-K for the English language version for the fiscal year ended March 31, 2007). DBJ’s Japanese GAAP consolidated and non-consolidated financial statements for the fiscal year ended March 31, 2007 have been audited by Misuzu Audit Corporation, independent accountants, as stated in their reports, which are incorporated in Exhibit 4 to this Amendment No. 4 to the Annual Report on Form 18-K. In preparing the financial statements presented in accordance with Japanese GAAP, DBJ makes necessary adjustments to its statutory financial statements, which the DBJ Law requires DBJ to prepare and which are prepared based on DBJ’s statutes and related regulations as well as accounting principles applied to special public corporations.

The principal differences in the accounting practices between DBJ’s statutory financial statements and its Japanese GAAP financial statements are as follows:

	Accounting principles applied to special public corporations	Accounting principles applied to commercial enterprises
Asset self-assessment and allowance in relation to loans and equity investments	An allowance for loan losses, prescribed in Section 16 of Notification No. 284 (1999) of the Ministry of Finance pursuant to Article 4, Paragraph 3 of the Enforcement Order for the DBJ Law, is established (up to 0.3% of the outstanding loan amount at the fiscal year end).	Borrowers and creditors are categorized in accordance with the Financial Inspection Manual of the Financial Services Agency (the “Financial Inspection Manual”), and an allowance is established, including partial direct write-offs.

	An allowance for equity investment losses is not required.	An allowance for equity investment losses is established in the same manner as the allowance for loan losses, in accordance with the Financial Inspection Manual.

	Accounting principles applied to special public corporations	Accounting principles applied to commercial enterprises
Allowance for Employee Retirement Benefits	An allowance for employee retirement benefits is not required (no carry-over to the next term).	An allowance for retirement benefits, including such benefits for officers, is calculated based on the accrued retirement benefits and projected retirement assets at the date of the balance sheets and in consideration of any actuarial differences in accordance with the accounting principles regarding retirement benefits. (Opinion letter, dated Jun. 16, 1998, on establishment of the accounting principles in relation to employee retirement benefits, submitted by Business Accounting Council).

Financial instruments and others	No mark-to-market accounting is applied.

Available-for-sale securities are evaluated using market values and hedge accounting for interest swap transactions is applied in accordance with the accounting principles for financial instruments (Opinion letter, dated Jan. 22, 1999, on establishment of the accounting principles in relation to financial instruments, submitted by Business Accounting Council).

Some foreign currency denominated assets are translated into Japanese yen using the market exchange rate prevailing at the end of the fiscal term, and foreign currency swaps in relation to foreign denominated loans and bonds are translated at contractual rates, in accordance with the accounting principles for foreign currency denominated transactions (Opinion letter, dated Oct. 22, 1999, on amendment of the accounting principles for foreign currency denominated transactions, submitted by Business Accounting Council).

Accounting principles generally considered most fair and suitable are applied for appropriation of other items, such as unpaid and prepaid expenses.

Note:	The total amount of difference between the balance sheets is included in “Accumulated Deficit” under “Retained Earnings” and “Net Unrealized Gains on Available-for-sale Securities, Net of Taxes” under “Equity”, and the total amount of difference between the statements of earnings is included in “Net earnings/losses”, each in the non-consolidated financial statements prepared in accordance with Japanese GAAP.